Exhibit 99.1

Board of Directors

Boston Scientific Corporation

One Boston Scientific Place

Natick, Massachusetts  01760-1537

We hereby consent to the inclusion of our opinion letter, dated January 15, 2006, to the Board of Directors of Boston Scientific Corporation (“Boston Scientific”) as Annex C to the Joint Proxy Statement/Prospectus relating to the proposed merger involving Boston Scientific and Guidant Corporation, which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Boston Scientific, and to the references to such opinion and to Merrill Lynch, Pierce, Fenner & Smith Incorporated in the Joint Proxy Statement/Prospectus under the caption “Summary—Opinions of Boston Scientific’s Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—Boston Scientific’s Reasons for the Merger and Recommendation of the Boston Scientific Board of Directors” and “The Merger—Opinions of Boston Scientific’s Financial Advisors”  In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:

February  6, 2006